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                                                                      EXHIBIT 11

                      DEAN FOODS COMPANY AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATE)

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                                                         1994    1993    1992
                                                        ------- ------- -------
Income before cumulative effect of changes in
 accounting principles................................. $70,762 $68,409 $62,016
Cumulative effect of changes in accounting principles..   1,179     --      --
                                                        ------- ------- -------
Net Income............................................. $71,941 $68,409 $62,016
                                                        ======= ======= =======
Weighted Average Number of common shares outstanding
 during the period.....................................  39,737  39,613  40,613
                                                        ======= ======= =======
Primary Earnings per share before cumulative effect of
 changes in accounting principles...................... $  1.78 $  1.73 $  1.53
Cumulative effect of changes in accounting principles..     .03     --      --
                                                        ------- ------- -------
Primary Earnings Per Common Share...................... $  1.81 $  1.73 $  1.53
                                                        ======= ======= =======
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